SEVERANCE AGREEMENT
THIS SEVERANCE AGREEMENT, by and between The Timken Company, an Ohio corporation (the “Company”), and Lucian Boldea (“Executive”), is dated as of September 1, 2025 (the “Agreement”). Words or phrases used in this Agreement with initial capital letters have the meanings set forth in Section 7 of this Agreement.
Executive is a key employee of the Company or one of its Subsidiaries and has made and is expected to continue to make major contributions to the profitability, growth and financial strength of the Company.
The Company wishes to induce Executive to remain in the employment of the Company or its Subsidiaries and to help assure itself of stability and continuity of operations by providing severance protection to Executive. In addition, the Company wishes to help ensure that Executive is not unduly distracted by the circumstances attendant to the possibility of a Change in Control and to encourage the continued attention and dedication of Executive to Executive’s assigned duties.
In consideration of the promises provided for in this Agreement, the Company and Executive agree as follows:
1.Compensation and Benefits Payable By Company Following Certain Terminations of Employment.
(a)Compensation and Benefits Payable Upon Certain Terminations Outside the CIC Protection Period. If, during the Term and prior to or after the CIC Protection Period, Executive experiences a Termination of Employment by the Company without Cause (and other than due to Executive’s death or Disability) and such termination does not constitute a Sale Termination, Executive shall be entitled to the following:
(i)The Company shall pay to Executive, in a lump sum in cash within 30 days after the Termination Date (or earlier, if required by applicable law) Executive’s Base Salary that has accrued through the Termination Date to the extent not already paid (the “Accrued Obligations”);
(ii)Subject to Sections 1(e) and 8(b) of this Agreement , within 60 days after the Termination Date, the Company shall pay to Executive a lump sum cash amount equal to the sum of (A) Two times Executive’s Base Salary as in effect immediately prior to Executive’s Termination of Employment (without regard to any reduction thereto), plus (B) Two times Executive’s Target Annual Incentive as in effect immediately prior to Executive’s Termination of Employment (without regard to any reduction thereto);
(iii)Subject to Sections 1(e) and 8(b) of this Agreement, in the year following the year in which the Termination Date occurs but no later than March 15th of such following year, the Company shall pay to Executive a lump sum cash amount equal to the product obtained by multiplying (A) the full year Annual Incentive that Executive would have earned had Executive remained employed through the end of the fiscal year in which the Termination Date occurs based on the attainment of pre-established goals and subject generally to the terms of the Company’s short-term incentive plan, by (B) a fraction, the numerator of which is the total number of days that have elapsed during the fiscal year prior to the Termination Date and the denominator of which is 365; and
(iv)Subject to Section 1(e) of this Agreement, Executive, and Executive’s eligible dependents, shall be entitled to continue to participate in the Company’s medical, dental and vision plans for which Executive was eligible immediately prior to Executive’s Termination Date, until the earlier of (A) Executive’s eligibility for any such coverage under another employer’s or any other medical plan and (B) Twenty Four (24) months following the Termination Date (the “Severance Benefit Continuation Period”). Executive’s continued participation in the Company’s medical, dental, and vision plans shall be on terms not less favorable than those in effect for actively employed key employees of the Company, provided that Executive makes a payment to the Company in an amount equal to the monthly premium payments (both the employee and employer portion) required to maintain such coverage on the first day of each calendar month during the Severance Benefit Continuation Period commencing with the first calendar month following the Termination Date. Subject to Sections 1(e) and 8, the Company shall reimburse Executive on an after-tax basis for the amount of such premiums paid by Executive pursuant to the preceding sentence, if any, in excess of any employee contributions (access fees) necessary to maintain such coverage during the Severance Benefit Continuation Period (the “Severance Reimbursement Payments”), and such Severance Reimbursement Payments shall be paid to Executive on the 15th day of each calendar month during the Severance Benefit Continuation Period commencing with the calendar month in which Executive’s first premium payment is due pursuant to the preceding sentence or, if later, the calendar month following the calendar month in which the release provided for in Section 1(e) of this Agreement becomes irrevocable. Executive agrees that the period of coverage under such plans shall count against the applicable plan’s obligation to provide continuation coverage pursuant to Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”).
(b)Compensation and Benefits Payable Upon Certain Terminations During the CIC Protection Period. If, during the Term and during the CIC Protection Period, Executive experiences a Termination of Employment by the Company without Cause (and other than due to Executive’s death or Disability) or by Executive for Good Reason, Executive shall be entitled to the following:
(i)The Company shall pay to Executive the Accrued Obligations in a lump sum in cash within 30 days after the Termination Date (or earlier, if required by applicable law);
(ii)Subject to Sections 1(e) and 8(b) of this Agreement, within 60 days after the Termination Date, the Company shall pay to Executive a lump sum cash amount equal to the sum of: (A) Three times the greater of: (1) Executive’s Base Salary as in effect immediately prior to Executive’s Termination of Employment (without regard to any reduction thereto constituting a Good Reason event or otherwise) and (2) Executive’s Base Salary as in effect immediately prior to the Change in Control (without regard to any reduction thereto constituting a Good Reason event or otherwise), plus (B) Three times the greater of: (x) Executive’s Target Annual Incentive as in effect immediately prior to Executive’s Termination of Employment (without regard to any reduction thereto constituting a Good Reason event or otherwise) and (y) Executive’s Target Annual Incentive as in effect for the year in which the Change in Control occurred (without regard to any reduction thereto constituting a Good Reason event or otherwise);

(iii)Subject to Sections 1(e) and 8(b) of this Agreement, within 60 days following the Termination Date, the Company shall pay to Executive a lump sum cash amount equal to the product obtained by multiplying (A) Executive’s full year Target Annual Incentive amount for the fiscal year in which the Termination Date occurs (without regard to any reduction thereto constituting a Good Reason event or otherwise), by (B) a fraction, the numerator of which is the total number of days that have elapsed during the fiscal year prior to the Termination Date and the denominator of which is 365; and
(iv)Subject to Section 1(e) of this Agreement, Executive, and Executive’s eligible dependents, shall be entitled to continue to participate in the Company’s medical, dental and vision plans for which Executive was eligible immediately prior to Executive’s Termination Date, until the earlier of (A) Executive’s eligibility for any such coverage under another employer’s or any other medical plan or (B) Thirty Six (36) months following the Termination Date (the “CIC Benefit Continuation Period”). Executive’s continued participation in the Company’s medical, dental, and vision plans shall be on terms not less favorable than those in effect for actively employed key employees of the Company but only if Executive makes a payment to the Company in an amount equal to the monthly premium payments (both the employee and employer portion) required to maintain such coverage on the first day of each calendar month during the CIC Benefit Continuation Period commencing with the first calendar month following the Termination Date. Subject to Section 8 of this Agreement, the Company shall reimburse Executive on an after-tax basis for the amount of such premiums paid by Executive pursuant to the preceding sentence, if any, in excess of any employee contributions (access fees) necessary to maintain such coverage during the CIC Benefit Continuation Period (the “CIC Reimbursement Payments”), and such CIC Reimbursement Payments shall be paid to Executive on the 15th day of each calendar month during the CIC Benefit Continuation Period commencing with the calendar month in which Executive’s first premium payment is due pursuant to the preceding sentence or, if later, the calendar month following the calendar month in which the release provided for in Section 1(e) of this Agreement becomes irrevocable. Executive agrees that the period of coverage under such plans shall count against the applicable plan’s obligation to provide continuation coverage pursuant to COBRA.
(c)Compensation and Benefits Payable Upon a Termination for Cause by the Company. If, during the Term, Executive experiences a Termination of Employment by the Company for Cause, the Company shall pay to Executive the Accrued Obligations in a lump sum in cash within 30 days after the Termination Date (or earlier, if required by applicable law), and shall have no further obligations under this Agreement.
(d)Compensation and Benefits Payable Upon All Other Terminations.
(i)If, during the Term, Executive experiences a Termination of Employment for any reason other than those specified in Sections 1(a) through (c) of this Agreement (including, without limitation, due to a Sale Termination, or due to Executive’s death, Disability, or voluntary resignation), the Company shall pay to Executive or, in the event of death, Executive’s estate or beneficiaries, the Accrued Obligations in a lump sum in cash within 30 days after the Termination Date (or earlier, if required by applicable law) and shall have no further obligations under this Agreement, except as provided in this Section 1(d).
(ii)If, during the Term and prior to or after the CIC Protection Period, Executive experiences a Termination of Employment for any reason other than those specified in Sections 1(a) through (c) of this Agreement and such termination does not constitute a Sale Termination, the Company shall pay to Executive a lump sum cash amount equal to the product obtained by multiplying (A) the full year Annual Incentive that Executive would have earned had Executive remained employed through the end of the fiscal year in which the Termination Date occurs based on the attainment of pre-established goals and subject generally to the terms of the Company’s short-term incentive plan, by (B) a fraction, the numerator of which is the total number of days that have elapsed during the fiscal year prior to the Termination Date and the denominator of which is 365. Any such amount owed will be paid in the year following the year in which the Termination Date occurs but no later than March 15th of such following year.
(iii)If, during the Term and during the CIC Protection Period, Executive experiences a Termination of Employment for any reason other than those specified in Sections 1(a) through (c) of this Agreement, the Company shall pay to Executive a lump sum cash amount equal to the product obtained by multiplying (A) Executive’s full year Target Annual Incentive amount for the fiscal year in which the Termination Date occurs, by (B) a fraction, the numerator of which is the total number of days that have elapsed during the fiscal year prior to the Termination Date and the denominator of which is 365. Any such amount owed will be paid within 60 days following the Termination Date.
(e)Release. Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to make any payment or provide any benefit (other than the Accrued Obligations) under Section 1 of this Agreement unless (i) not earlier than the Termination Date and prior to the 60th day following the Termination Date, Executive executes a release of claims against the Company and its affiliates in a form provided by the Company (the “Release”), and (ii) any applicable revocation period has expired during such 60-day period without Executive revoking such Release.
2.Non-Exclusivity of Rights. Amounts that Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company at or subsequent to the Termination Date shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, Executive shall not be eligible to participate in any other severance plan, program or policy of the Company.
3.Set-off; No Mitigation. To the full extent permitted by Section 409A of the Code and other applicable law, the Company retains the right to offset against any payment otherwise due to Executive under Section 1(a)(ii) of this Agreement any amounts then owing and payable by Executive to the Company or any of its affiliates. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.
4.Adjustment of Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be paid or provided hereunder or under any other plan or agreement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The determination of whether any reduction in such payments or benefits to be provided hereunder is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by Executive or the Company, by the Company’s independent accountants or a nationally recognized law firm chosen by the Company. The fact that Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section shall not of itself limit or otherwise affect any other rights of Executive under this Agreement. In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section, then the reduction shall occur in the following order: (a) first, by reducing any cash payments with the last scheduled payment reduced first; (b) second, by reducing any equity-based benefits that are included at full value under Q&A-24(a) of the Treasury Regulations promulgated under Section 280G of the Code (the “280G Regulations”), with the highest value reduced first; (c) third, by reducing any equity-based benefits included on an acceleration value under Q&A-24(b) or 24(c) of the 280G Regulations, with the highest value reduced first; and (d) fourth, by reducing any non-cash, non-equity based benefits, with the latest scheduled benefit reduced first.
5.Additional Obligations of the Company.
(a)Conditions Applicable During CIC Protection Period. During the CIC Protection Period:
(i)Executive shall remain in the same or better office and position in the Company (or a successor thereto) or any Subsidiary that Executive held immediately prior to the Change in Control;
(ii)if Executive was a Director of the Company immediately prior to a Change in Control, Executive shall remain a Director of the Company (or a successor thereto);
(iii)(A) the Company shall continue in effect without a material negative change to any compensation or benefit plan in which Executive participated immediately prior to the Change in Control and, as applicable, the Company shall continue Executive’s participation in any such compensation or benefit plan; (B) neither the Company nor its Subsidiaries shall take any action that would directly or indirectly materially reduce any of the benefits of any compensation or benefit plan enjoyed by Executive at the time of the Change in Control; (C) Executive shall continue to be entitled to no less than the same number of paid vacation days to which Executive was entitled immediately prior to the Change in Control, based on years of service with the Company or its Subsidiaries in accordance with the normal vacation policy, in effect immediately prior to the Change in Control, of the Company or any of its Subsidiaries that employ Executive immediately prior to the Change in Control, and (D) neither the Company nor any of its Subsidiaries shall take any other action which would materially adversely change the conditions or prerequisites of Executive’s employment as in effect immediately prior to the Change in Control; and
(iv)the termination of Executive’s employment by the Company or its Subsidiaries shall only be effected pursuant to a written notice delivered to Executive in the manner specified in Section 11 of this Agreement, which notice indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment.
(v)Executive acknowledges that if the Company fails to fulfill any of its obligations under this Section 5(a) of the Agreement, Executive’s only recourse is to cause such failure to be considered a Good Reason event if the breach is considered a material breach of this Agreement and Executive’s damages will be limited to the payments provided for in Section 1 of this Agreement, as applicable.
(b)Indemnification of Legal Fees and Expenses. It is the intent of the Company that, in the case of a Change in Control, Executive will not be required to incur the expenses associated with the enforcement of Executive’s rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder. Accordingly, after a Change in Control, if it should appear to Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation designed to deny, or to recover from, Executive the benefits intended to be provided to Executive hereunder, the Company irrevocably authorizes Executive from time to time to retain counsel of Executive’s choice, at the expense of the Company as hereafter provided, to represent Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. The Company shall pay or cause to be paid and shall be solely responsible for reasonable attorneys’ and related fees and expenses incurred by Executive after a Change in Control and as a result of the Company’s failure to perform this Agreement or any provision hereof or as a result of the Company or any person contesting the validity or enforceability of this Agreement or any provision hereof as aforesaid.
(c)If Executive is entitled to reimbursement pursuant to this Section 5(b) of this Agreement, this Section shall apply to any such eligible costs and expenses incurred during Executive’s lifetime. Subject to Section 8 of this Agreement, any amounts the Company owes to Executive pursuant to this Section 5(b) of this Agreement will be paid to Executive by the Company within 30 days following the Company’s receipt of a statement or statements prepared by Executive’s legal counsel that sets forth the amount of such costs and expenses eligible for reimbursement but in no event will such amounts be paid later than December 31 of the year following the year in which Executive incurs such expenses. In no event will the costs and expenses paid by the Company pursuant to this Section 5(b) of this Agreement in one year affect the amount of costs and expenses the Company is obligated to pay pursuant to this Section 5(b) of this Agreement in any other taxable year.
(d)Interest on Overdue Payments. Without limiting the rights of Executive at law or in equity, if the Company fails to make any payment required to be made under this Agreement on a timely basis, the Company shall pay interest on the amount thereof at an annualized rate of interest equal to the “prime rate” as set forth from time to time during the relevant period in The Wall Street Journal, plus 1%.
6.Restrictive Covenants.
(a)Confidentiality. Executive acknowledges that all trade secrets, customer lists and other confidential business information are the exclusive property of the Company. Executive shall not (following the execution of this Agreement, during the CIC Protection Period, or at any time thereafter) use (other than reasonable and ordinary use while performing services to the Company) or disclose such trade secrets, customer lists, or confidential business information without the prior written consent of the Company. Executive also shall not (following the execution of this Agreement, during the CIC Protection Period, or at any time thereafter) directly or indirectly, or by acting in concert with others, employ or attempt to employ or solicit any person(s) employed by the Company. Executive recognizes that any violation of this Section 6 of this Agreement is likely to result in immediate and irreparable harm to the Company for which money damages are likely to be inadequate. Accordingly, Executive consents to the entry of injunctive and other appropriate equitable relief by a court of competent jurisdiction, after notice and hearing and the court’s finding of irreparable harm and the likelihood of prevailing on a claim alleging violation of this Section 6 of this Agreement, in order to protect the Company’s rights under this Section. Such relief shall be in addition to any other relief to which the Company may be entitled at law or in equity. Executive agrees that the state and federal courts located in the State of Ohio shall have jurisdiction in any action, suit or proceeding against Executive based on or arising out of this Agreement and Executive hereby: (i) submits to the personal jurisdiction of such courts; (ii) consents to service of process in connection with any action, suit or proceeding against Executive; and (iii) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.
(b)Non-Competition. For a period of time beginning upon the Termination Date and ending upon the first anniversary of the Termination Date, Executive shall not (i) engage or participate, directly or indirectly, in any Competitive Activity, or (ii) solicit or cause to be solicited on behalf of a competitor any person or entity which was a customer of the Company during the term of this Agreement, if Executive had any direct responsibility for such customer while employed by the Company.
(c)Nondisparagement. Executive agrees that Executive shall not, unless compelled by a court or governmental agency, make, or cause to be made, any statement or communication regarding the Company, its subsidiaries or affiliates to any third parties that disparages the reputation or business of the Company or any of its subsidiaries or affiliates; provided, however, that such restriction shall not apply to statements or communications made in good faith in the fulfillment of Executive’s duties with the Company; provided, further, that such restriction shall cease to apply and shall be of no further force and effect from and after the occurrence of a Change in Control.
7.Certain Defined Terms.
(a)“Annual Incentive” means any cash incentive compensation paid based on an annual performance period, without regard to any reduction thereof elected by Executive pursuant to any qualified or non-qualified salary reduction arrangement maintained by the Company.
(b)“Base Salary” means Executive’s annual base salary rate as in effect on the date this Agreement becomes operative, as the same may be increased from time to time.
(c)“Board” or “Board of Directors” means the Board of Directors of the Company.
(d)“Cause” means:
(i)an intentional act of fraud, embezzlement or theft by Executive in connection with Executive’s duties with the Company;
(ii)intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary by Executive;

(iii)intentional wrongful engagement in any Competitive Activity which would constitute a material breach of Executive’s duty of loyalty to the Company;
(iv)Executive’s engagement in any criminal activity;
(v)failure by Executive to satisfy an obligation to relocate Executive’s primary residence in accordance with the terms of any written agreement (including any written offer of employment) between Executive and the Company that requires such relocation; or
(vi)only during period periods before or after the CIC Protection Period, willful misconduct or gross negligence by Executive in the performance of Executive’s duties with the Company.
(e)For purposes of this definition of “Cause”, no act, or failure to act, on the part of Executive described in clauses (i), (ii) and (iii) shall be deemed “intentional” unless done or omitted by Executive not in good faith and without reasonable belief that Executive’s action or omission was in or not opposed to the best interests of the Company.
Executive acknowledges and agrees that the definition of “Cause” contained in this Agreement shall apply with respect to, and be used under, any awards granted to Executive under The Timken Company 2019 Equity and Incentive Compensation Plan, as amended or amended and restated from time to time and any successor plans (the “Company LTIP”) notwithstanding any contradictory definition contained in the Company LTIP or any award agreements issued under the Company LTIP.

(f)“Change in Control” means the occurrence during the Term of any of the following events:
(i)any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the then-outstanding Voting Stock of the Company; provided, however, that:
(A)for purposes of this definition, the following acquisitions will not constitute a Change in Control: (1) any acquisition of Voting Stock of the Company directly from the Company that is approved by a majority of the Incumbent Directors, (2) any acquisition of Voting Stock of the Company by the Company or any Subsidiary, (3) any acquisition of Voting Stock of the Company by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, and (4) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of clause (iii) below;
(B)if any Person is or becomes the beneficial owner of 30% or more of combined voting power of the then-outstanding Voting Stock of the Company as a result of a transaction described in clause (1) of clause (i)(A) above and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than in an acquisition directly from the Company that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally, such subsequent acquisition shall be treated as a Change in Control;
(C)a Change in Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 30% or more of the Voting Stock of the Company as a result of a reduction in the number of shares of Voting Stock of the Company outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally; and
(D)if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired beneficial ownership of 30% or more of the Voting Stock of the Company inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Incumbent Directors a sufficient number of shares so that such Person beneficially owns less than 30% of the Voting Stock of the Company, then no Change in Control shall have occurred as a result of such Person’s acquisition; or
(ii)a majority of the Board ceases to be comprised of Incumbent Directors; or
(iii)the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation, or other transaction (each, a “Business Transaction”), unless, in each case, immediately following such Business Transaction (A) the Voting Stock of the Company outstanding immediately prior to such Business Transaction continues to represent (either by remaining outstanding or by being converted into Voting Stock of the surviving entity or any parent thereof), at least 51% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from such Business Transaction, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction, and (C) at least a majority of the members of the Board of Directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or
(iv)approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of clause (iii) of this definition.

The Company shall give Executive written notice, delivered to Executive in the manner specified in Section 11 of this Agreement, of the occurrence of any event constituting a Change in Control as promptly as practical, and in no case later than 10 calendar days, after the occurrence of such event.
“CIC Protection Period” means the period of time commencing on the date of a Change in Control and continuing for a period of two years. If Executive experiences a Termination of Employment by the Company within the 90 days prior to such Change in Control, the CIC Protection Period will also include the 90 days preceding such Change in Control, if Executive has reasonably demonstrated that such Termination of Employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or (ii) otherwise arose in connection with or in anticipation of a Change in Control. In the event Executive is entitled to the benefits under Section 1(b) of this Agreement as a result of the preceding sentence, then the 60-calendar-day period specified in Section 1(b)(ii) of this Agreement shall be deemed to commence on the date on which Executive receives the notice contemplated by the last sentence of the definition of a Change in Control.
(g)“Code” means the Internal Revenue Code of 1986, as amended.
“Competitive Activity” means Executive’s participation, without the written consent of an officer of the Company, in the management (i) of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise’s sales of any product or service competitive with any product or service of the Company amounted to 25% of such enterprise’s net sales for its most recently completed fiscal year and if the Company’s net sales of said product or service amounted to 25% of the Company’s net sales for its most recently completed fiscal year or (ii) in any of the following companies (or their successors in interest): JTEKT Corporation, NTN Corporation, NSK Ltd., Schaeffler AG, AB SKF, RBC Bearings Incorporated, and Regal Rexnord Corporation. “Competitive Activity” shall not include (A) the mere ownership of securities in any enterprise and exercise of rights appurtenant thereto or (B) participation in management of any enterprise or business operation thereof other than in connection with the competitive operation of such enterprise.
(h)“Disability” means Executive has become eligible to receive, and actually begins to receive, long-term disability benefits under the Company’s long-term disability plan applicable to Executive.
(i)“Good Reason” means the occurrence of any of the following events upon or after a Change in Control:
(i)a material reduction in the nature or scope of the responsibilities, authorities or duties of Executive attached to Executive’s position held immediately prior to such Change in Control;
(ii)a change of more than 60 miles in the location of Executive’s principal office immediately prior to such Change in Control;

(iii)a material reduction in Executive’s Base Salary (as determined prior to any deferrals elected by Executive pursuant to any qualified or non-qualified salary reduction arrangement maintained by the Company); or
(iv)any action or inaction that constitutes a material breach of this Agreement by the Company.
Notwithstanding the foregoing, “Good Reason” shall not be deemed to exist unless (A) Executive has notified the Company of the existence of a condition described in clause (i), (ii), (iii), or (iv) above within 90 days of the initial existence of such condition, (B) the Company does not remedy such condition described in clause (i), (ii), (iii), or (iv), as applicable, within 30 days after its receipt of such written notice described in the preceding clause (A) and (C) Executive’s Termination of Employment occurs within two years after the initial existence of a condition described in clause (i), (ii), (iii), or (iv), above.
“Incumbent Directors” means the individuals who, as of the date hereof, are Directors of the Company and any individual becoming a Director subsequent to the date hereof whose election, nomination for election by the Company’s shareholders, or appointment, was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.
“Sale Termination” means, prior to or after the CIC Protection Period, a Termination of Employment with the Company or a Subsidiary of the Company in connection with (i) a sale by the Company or a Subsidiary of the Company of a plant or other facility or property or assets; or (ii) a sale of the ownership of the Company or a Subsidiary of the Company, in each case of clause (i) or (ii) where the acquiror or its affiliate makes an offer of employment to Executive in connection with such sale. For purposes of clarity, a Sale Termination shall not constitute a Termination of Employment entitling Executive to payments and benefits under Section 1(a) of this Agreement.
“Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Company directly or indirectly beneficially owns 50% or more ownership or other equity interest.
“Target Annual Incentive” means an annual amount equal to the target annual amount of the Annual Incentive payable to Executive.
“Termination Date” means the effective date of Executive’s Termination of Employment with the Company and its Subsidiaries.

“Termination of Employment” means termination of employment with the Company and its Subsidiaries within the meaning of Treasury Regulation Section 1.409A-1(h)(1)(ii).
“Voting Stock” means securities entitled to vote generally in the election of directors.
8.Section 409A of the Code.
(a)To the extent applicable, it is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code (“Section 409A”), so that the income inclusion provisions of Section 409A(a)(1) do not apply to Executive. To the maximum extent permitted, this Agreement shall be administered and interpreted in a manner consistent with this intent. Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A.
(b)Notwithstanding any provision of this Agreement to the contrary, in the event that Executive is a “specified employee” within the meaning of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Termination Date) (a “Specified Employee”), any payments or benefits that are considered non-qualified deferred compensation under Section 409A payable under this Agreement on account of a “separation from service” during the six-month period immediately following the Termination Date shall, to the extent necessary to comply with Section 409A, instead be paid, or provided, as the case may be, on the earlier of (i) the first business day of the seventh month after Executive’s Termination Date, or (ii) Executive’s death. For purposes of Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a separate payment and not one of a series of payments. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation subject to Section 409A.
(c)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits that are deferred compensation subject to Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.
9.Term; Termination of Agreement. The term of this Agreement (the “Term”) shall commence as of the date hereof and shall expire on the close of business on December 31, 2025; provided, however, that: (a) commencing on January 1, 2026 and each January 1 thereafter, the term of this Agreement will automatically be extended for an additional year unless, not later than September 30 of the immediately preceding year, the Company or Executive shall have given notice that it or Executive, as the case may be, does not wish to have the Term so extended; (b) if a Change in Control occurs during the Term, the Term will expire on the last day of the CIC Protection Period; and (c) if Executive ceases for any reason to be a key employee of the Company or any Subsidiary, thereupon without further action the Term shall be deemed to have expired and this Agreement will terminate and be of no further effect immediately following the satisfaction of all applicable obligations related to such termination in Section 1 of this Agreement. Notwithstanding any provision of this Agreement to the contrary, Sections 6 and 19 of this Agreement shall survive and continue in full force in accordance with their terms notwithstanding any termination of this Agreement or expiration of its Term. For purposes of this Section 9 of this Agreement, Executive shall not be deemed to have ceased to be an employee of the Company or any Subsidiary by reason of the transfer of Executive’s employment between the Company and any Subsidiary, or among any Subsidiaries.
10.Successors, Binding Agreement, and Complete Agreement.
(a)Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to Executive, to assume and agree to perform this Agreement.
(b)Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representative, executor, administrators, successors, heirs, distributees and legatees. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any person acquiring directly or indirectly all or substantially all of the assets of the Company whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed “the Company” for the purposes of this Agreement), but shall not otherwise be assignable by the Company.
(c)Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
11.Notices. For the purpose of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when (a) hand delivered, (b) emailed, with electronic evidence of transmission received, to the email address indicated below (or such other email address as any party may have furnished to the other in writing in accordance with this Agreement), or (c) mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as indicated below (or to such other mailing address as any party may have furnished to the other in writing and in accordance with this Agreement); provided, however, that, for purposes of clauses (b) and (c) of this Section 11 of this Agreement, notices of change of any such mailing or email address shall be effective only upon receipt.
If to the Company:    The Timken Company
4500 Mt. Pleasant St., N.W.
North Canton, Ohio 44720
    Attention: General Counsel
    general.counsel@timken.com
If to Executive:    Executive’s most recent mailing or email address
on file with the Company
12.Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.

13.Miscellaneous. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. If Executive files a claim for benefits under this Agreement with the Company, the Company will follow the claims procedures set out in 29 C.F.R. Section 2560.503-1.
14.Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.
15.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.
16.No Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or Executive to have Executive remain in the employment of the Company.
17.Withholding of Taxes. The Company may withhold from any amount payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling. Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Executive in connection with this Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes or penalties.
18.Nonassignability. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations, hereunder, except as provided in Sections 10(a) and 10(b) of this Agreement. Without limiting the foregoing, Executive’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution and in the event of any attempted assignment or transfer contrary to this Section 18 of this Agreement, the Company shall have no liability to pay any amounts so attempted to be assigned or transferred.
19.Compensation Recovery Policy. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that this Agreement and any compensation described herein (and any settlement thereof) are subject to the terms and conditions of the Company's clawback policy or policies as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the shares of the Company’s common stock may be traded) (the “Compensation Recovery Policy”), and that, to the extent the Compensation Recovery Policy, by its terms, is applicable to this Agreement or compensation described herein, applicable terms or sections of this Agreement and any related documents shall be deemed modified and/or superseded by and subject to (as necessary) the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof. Further, Executive agrees to fully cooperate with, and assist, the Company in connection with any of Executive’s obligations to the

Company pursuant to the Compensation Recovery Policy, and agrees that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy, in each case from and after the effective dates thereof. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from Executive of any such amounts, including from Executive’s accounts or from any other compensation, to the extent permissible under Section 409A of the Code.
20.Other Acknowledgements. Nothing in this Agreement (or otherwise) (a) limits Executive’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Sarbanes-Oxley Act of 2002, or any comparable governmental authority or agency pursuant to any comparable legislation in non-U.S. jurisdictions) or (b) prevents Executive from providing, without prior notice to the Company, information (including documents) to governmental authorities or agencies regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities or agencies regarding possible legal violations (for purpose of clarification, Executive is not prohibited from providing information (including documents) voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act or to any comparable governmental authorities or agencies pursuant to applicable legislation in non-U.S. jurisdictions). The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.
[remainder of page intentionally left blank]

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date first above written.
EXECUTIVE
/s/ Lucian Boldea
Lucian Boldea
THE TIMKEN COMPANY
By: /s/ Natasha Pollock
Name: Natasha Pollock
Title: Vice President and Chief Human Resources Officer